Exhibit 99.1

AMNIS  SYSTEMS  CLOSES  $1.8M  IN  NEW  FINANCING

Financing will provide funds for new video surveillance products and new sales and marketing initiatives in 2002

Palo  Alto,  California  -  February  25, 2002 - Amnis Systems Inc. (OTCBB:AMNM;
Frankfurt: ANI), a leading global provider of networked streaming video systems, today announced it has completed new financing of $1.8M from private equity investors. The investment was made by Stonestreet Limited Partnership and Alpha Capital Aktiengesellschaft among others. All funds were received by the company at the closing. This new financing combined with the financing commitment for $2.4M completed in early January 2002 brings the total new financing in 2002 for Amnis to $4.2M with $2.3M already received.

"Our ongoing fund raising efforts have been very successful in a difficult investor climate," said Michael Liccardo, Chairman, President and CEO of Amnis Systems Inc. "We have our first stage of growth funding in place to restart our sales and marketing programs and look forward to rebuilding our business opportunity pipeline. With the interest in distance learning and video surveillance increasing significantly since September 11, and the economic recovery taking hold in late 2002, we will be well positioned to take advantage of the emerging enterprise network video market. Although revenue visibility in the short term is still very cloudy and unpredictable, we expect our revenue to resume growth in late 2002 and 2003 as the video surveillance market increases significantly with US government spending creating new demand for digital video technology."

About  Amnis  Systems  Inc.  (formerly  Optivision,  Inc.)

Amnis Systems Inc. (OTCBB: AMNM) is the dominant market leader in the networked streaming video market. The company develops, manufactures and delivers MPEG network video products for high-quality video creation, management and distribution worldwide both directly and through leading industry partners. Based in Palo Alto, California, Amnis products are used in diverse applications such as distance learning, corporate training, video courier services, telemedicine, surveillance and visual collaboration. For more information about Amnis Systems Inc., visit www.amnisinc.com or phone 1-800-239-0600

'Safe Harbor' statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, new product development, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.


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